Exhibit 16

[Letterhead of Perry-Smith LLP

One Embarcadero Center, Suite 1330

San Francisco, California 94111]

May 21, 2009

Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20549

Ladies and Gentlemen:

We were previously the Independent Registered Public Accounting Firm for CMR Mortgage Fund II, LLC and on July 21, 2008, we reported on the financial statements of CMR Mortgage Fund II, LLC as of and for the years ended December 31, 2007 and 2006.  Our report included an explanatory paragraph expressing substantial doubt about the Fund’s ability to continue as a going concern.  On April 13, 2009 we resigned.  We have read CMR Mortgage Fund II’s statements included under      Item 4.01 of its Form 8-K/A dated May 21, 2009, and we agree with such statements.

Very truly yours,

/s/ Perry-Smith LLP